                                                           FOR IMMEDIATE RELEASE

Contact:  Carol DiRaimo, Vice President of Investor Relations
          (913) 967-4109

           Applebee's International Reports December Comparable Sales;
            Updates 2005 Earnings Guidance and Provides 2006 Outlook

OVERLAND  PARK,  KAN.,  January  9,  2006  --  Applebee's  International,   Inc.
(Nasdaq:APPB)  today reported  comparable  sales for the five-week  period ended
December 25, 2005.

System-wide  comparable sales increased 1.7 percent for the December period, and comparable  sales for franchise  restaurants  increased 2.3 percent.  Comparable sales for company  restaurants  decreased 0.2 percent,  reflecting a decrease in guest traffic of 5.0 to 5.5 percent,  combined with a higher average check.  The company noted continued weakness in its Midwest and New England markets.

System-wide  comparable  sales for the  fourth  quarter  of 2005  increased  1.0 percent,  the 30th consecutive  quarter of comparable  sales growth.  Comparable sales for company  restaurants  decreased 0.9 percent and  franchise  restaurant comparable sales increased 1.6 percent for the quarter.  System-wide  comparable sales for the 2005 fiscal year increased 1.8 percent,  with franchise restaurant comparable sales up 2.7 percent and company comparable restaurant sales down 0.9 percent.

Total  system-wide  sales for the 2005 fiscal year increased by 8.2 percent over
2004. For the 13th consecutive  year, the Applebee's  system opened at least 100 new restaurants, including 52 company and 92 franchise restaurants.

Diluted earnings per share for the fourth quarter of 2005 are now expected to be approximately  $0.27, in the middle of the company's  previously stated range of guidance,  with  fiscal  year 2005  diluted  earnings  per share  expected to be approximately  $1.30 (excluding an impairment charge of approximately  $0.03 per share recorded in the third quarter).

                                    - more -

January 9, 2006

BUSINESS OUTLOOK

The company also  provided  guidance as to its business  outlook for fiscal year
2006, which will contain 53 weeks:

     •    Over 120 new  restaurants  are expected to open in 2006,  including at least 40 company  restaurants  and at least 80 franchise  restaurants.
          Approximately 15 company restaurants are currently expected to open in the first  half of the year,  with the  balance  opening in the second half of the year.  Approximately  20 to 25 franchise  restaurants  are expected  to open in the first  half of the year,  with the  remainder opening in the second half of the year.

     •    System-wide  comparable  sales  are  expected  to  increase  by 2 to 3 percent for the full year,  with  results  expected to be lower during the first part of the year and accelerate throughout the year.

     •    Overall  restaurant  margins before  pre-opening  expense for the full year of 2006 are  expected to be similar to fiscal  year 2005  results and will be  dependent  on  comparable  sales  performance  at company restaurants.  In addition,  higher energy costs,  including utilities, fuel  surcharges and packaging  costs,  will have a negative impact on margins, particularly in the first quarter.

     •    General and  administrative  expenses,  excluding  the impact of stock compensation  expense,  as a  percentage  of operating  revenues,  are expected to be in the high-8 percent range.

     •    The  effective  income tax rate is expected to be 35.5 to 36.0 percent for the year.

     •    Excluding the cost of franchise acquisitions, capital expenditures are expected to be between $140 and $150 million in 2006,  including costs relating to the construction of a new corporate headquarters.

     •    In addition,  the company  expects to complete the acquisition of four franchise  restaurants  in  the  Houston  area  in  late  January  for approximately $8.2 million in cash.

     •    The company repurchased 8,288,100 shares of common stock during fiscal year 2005 at an  average  price of  $23.66  for an  aggregate  cost of
          $196.1  million.  As of December 25,  2005,  $129.0  million  remained available under the company's previous stock repurchase authorization.

                                    - more -

January 9, 2006

     •    The impact of the implementation of Statement of Financial  Accounting
          Standards  No.  123R,   "Share-Based  Payment,"  is  estimated  to  be
          approximately  $0.17 per diluted  share for the year,  with a slightly higher proportion to be recognized in the first quarter.

     •    Based on the  foregoing  assumptions,  diluted  earnings per share for fiscal  year 2006 are  expected  to be in the range of $1.43 to $1.47, excluding the impact of stock compensation expense, and $1.26 to $1.30 including the impact of stock compensation expense.

The company will release  complete  fourth  quarter and fiscal year 2005 results after the market closes on February 8, 2006, and a conference  call will be held on Thursday  morning,  February 9, 2006, at 10:00 a.m.  Central Time (11:00 a.m.
Eastern Time).  The conference call will be broadcast live over the Internet and a replay will be available  shortly after the call on the  Investors  section of the company's website (www.applebees.com).

Applebee's International,  Inc., headquartered in Overland Park, Kan., develops, franchises and operates  restaurants under the Applebee's  Neighborhood  Grill &
Bar brand,  the largest casual dining  concept in the world.  As of December 25,
2005, there were 1,804 Applebee's restaurants operating system-wide in 49 states
and  14   international   countries.   Additional   information   on  Applebee's
International can be found at the company's website (www.applebees.com).

Certain statements contained in this release, including expected results for the fourth  quarter  of 2005 and  fiscal  year  2006  guidance  as set  forth in the
Business Outlook section, are forward-looking and based on current expectations.
There are several  risks and  uncertainties  that could cause actual  results to differ materially from those described, including but not limited to the ability of the company and its  franchisees to open and operate  additional  restaurants profitably,  the ability of its franchisees to obtain  financing,  the continued
growth of its  franchisees,  and its  ability  to attract  and retain  qualified franchisees,  the impact of intense  competition in the casual dining segment of the restaurant  industry,  the impact of economic factors on consumer  spending, and its ability to control  restaurant  operating  costs  which are  impacted by market  changes,  minimum  wage  and  other  employment  laws,  food  costs  and inflation.  For additional  discussion of the principal factors that could cause actual  results  to be  materially  different,  the  reader is  referred  to the company's  current  report on Form 8-K filed with the  Securities  and  Exchange
Commission on February 9, 2005.  The company  disclaims any obligation to update these forward-looking statements.

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